EXHIBIT 23.2

January 12, 2012

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of November 14, 2011 accompanying the audited financial statements of Awareness For Teens, Inc, as of September 30, 2011 and December 31, 2010, in the Form S-1 with the Securities and Exchange Commission containing said report.

Very truly yours,

/s/ KYLE L. TINGLE, CPA, LLC
Kyle L. Tingle, CPA, LLC